EXHIBIT 10.70

Confidential

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated the 16th day of June, 2006 (the “Effective Date”), is by and between Bioscan, Inc., a District of Columbia corporation (“Bioscan”), and Imaging Diagnostic Systems, Inc., a Florida corporation (“IDSI”).

INTRODUCTION

1. IDSI owns or otherwise has the right to grant licenses under certain intellectual property.

2. IDSI has begun development of a system currently known as the Laser Imager for Lab Animals (“LILA”) system.

3. Bioscan is in the business of developing and marketing imaging products.

4. IDSI is in the business of developing and marketing imaging products for clinical applications.

5. IDSI and Bioscan are interested in establishing a licensing relationship.

NOW, THEREFORE, Bioscan and IDSI agree as follows:

Article I
Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1 “Affiliate”. Affiliate means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this Section 1.1, “control” shall refer to (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise.

1.2 “Bankruptcy Code”, Bankruptcy Code means Title 11 of the United States Code, as amended.

1.3 “Business Day”. Business Day means a day other than a Saturday or Sunday or federal holiday.

1.4 “Commercial Year”. Commercial Year means each of the following: (a) the twelve (12) month period beginning on the Market Release Date (the “First Commercial Year”) and (b) each twelve (12) month period beginning on the anniversary of the Market Release Date (the “Second Commercial Year”, the “Third Commercial Year”, etc.).

1.5 “Commercialization” or “Commercialize”. Commercialization or Commercialize means any activities directed to manufacturing, marketing, promoting, distributing, selling or importing a product.

1.6 “Competitive Product”. Competitive Product means any product that is a substitute for or otherwise competitive with any Product or potential Product, regardless of the stage of Development or Commercialization of such Product or potential Product.

1.7 “Confidential Information”. Confidential Information means all proprietary documents, technology or other information actually disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) pursuant to this Agreement or the Prior CDA and marked as “confidential” or “proprietary”. Notwithstanding the foregoing to the contrary, information that is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of such Party for sixty (60) days after its disclosure and thereafter shall remain Confidential Information if, within such 60-day period after such disclosure, the Disclosing Party delivers to the Receiving Party a written document or documents describing the information and referencing the place and date of such oral, visual or written disclosure and the names of the persons to whom such disclosure was made. “Confidential Information” shall not include information to the extent such information:
(a) is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party or its Affiliates; (b) is lawfully received by the Receiving Party on a non-confidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; (c) is already known to the Receiving Party at the time of disclosure by the Disclosing Party; or (d) can be shown by the Receiving Party to have been independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

1.8 “Control” or “Controlled”. Control or Controlled means, with respect to any Intellectual Property Right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access, ownership, a license and/or a sublicense as provided herein without violating the terms of any agreement or other arrangement with any Third Party entered into or existing as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, ownership, license, or sublicense.

1.9 “Cost of Goods Sold”. Cost of Goods Sold means, with respect to a Product sold by Bioscan or its Affiliates, Bioscan’s or its Affiliates’ actual cost to acquire such Product from a Third Party or Bioscan’s or any of its Affiliates’ direct variable costs for materials and labor to make such Product, excluding all allocations of indirect costs and all overhead, including without limitation rent, real estate depreciation, utilities, insurance, equipment lease payments, equipment depreciation, and selling, general and administrative or similar expenses.

1.10 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product, that, but for a license granted to a Party under a Valid Claim included in the Patent Rights under which such license is granted, the manufacture, use, sale, offer for sale, importation, Development or Commercialization of such product or the practice of such technology by such Party would infringe such Valid Claim (or in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

1.11 “Development” or “Develop”. Development or Develop means research, discovery and development of a product, but excluding Commercialization.

1.12 “Due Diligence Period”. Due Diligence Period means the period beginning on the Effective Date and ending on August 31, 2006.

1.13 “Field”. Field means imaging of any animal, but expressly excluding all imaging of humans.

1.14 “GAAP”. GAAP means United States Generally Accepted Accounting Principles, consistently applied.

1.15 “Gross Margin”. Gross Margin means, with respect to the applicable royalty period, the quotient, expressed as a percentage, of (a) the result of subtracting the Cost of Goods Sold for Products sold by Bioscan or its Affiliates during such royalty period from the Net Sales in such royalty period, and (b) Net Sales in such royalty period,

1.16 “IDSI Intellectual Property”. IDSI Intellectual Property means (a) IDSI Patent Rights, (b) IDSI LILA Software, (c) IDSI Know-How, (d) the IDSI LILA Documentation, and (e) all Intellectual Property Rights in the foregoing.

1.17 “IDSI Know-How”, IDSI Know-How means the following, to the extent considered Confidential Information hereunder: (a) the reconstruction algorithm disclosed by IDSI to Bioscan pursuant to the Prior CDA or this Agreement, and (b) any other know-how disclosed by IDSI to Bioscan pursuant to the Prior CDA or this Agreement.

1.18 “IDSI LILA Software”. IDSI LILA Software means (a) the software developed by or for IDSI (other than any software provided by Bioscan) for the LILA system, including the image acquisition and reconstruction software and any other software associated therewith, and any derivative works thereof, or other software Controlled by IDSI which is useful for image acquisition and processing with the LILA system, in all forms, including source and object code forms; provided, however, that IDSI’s proprietary breast image reconstruction software library and routines shall only be provided to Bioscan as a dynamic link library (a DLL) (the “Reconstruction Software”) (b) all other software (in source and object code forms) related to the LILA system; (c) all documentation associated with the software in clauses (a) or (b); and (d) all Intellectual Property Rights in the foregoing.

1.19 “IDSI Patent Rights”. IDSI Patent Rights means all Patent Rights Controlled by IDSI on the Effective Date or thereafter during the term of this Agreement that (a) are set forth in Exhibit A, as amended from time to time by mutual agreement of the Parties, (b) are foreign counterparts of the Patent Rights set forth in Exhibit A, as amended from time to time by mutual agreement of the Parties, (c) claim priority from or are otherwise based on the Patent Rights set forth in Exhibit A, as amended from time to time by mutual agreement of the Parties, or (d) otherwise claim or cover optical imaging technology or image acquisition or reconstruction algorithms. The absence of a Patent Right from Exhibit A as attached to this Agreement or as amended is not dispositive of whether such Patent Right is included in IDSI Patent Rights.

1.20 “IDSI Transferred Technology”. IDSI Transferred Technology means all of the following as in existence on the Technology Transfer Date: (a) one copy of the IDSI LILA Software in an industry-standard electronic format; (b) a list, in an industry-standard electronic format, of the names, addresses and other contact information for the vendors that provide the components for the LILA system prototype; (c) one copy (in an industry-standard electronic format or, if not then available in such format, in the form in which such documentation then exists) of all documentation related to the LILA system that may help Bioscan with the further development of the Product (the “ IDSI LILA Documentation”) and (d) one copy (in an industry-standard electronic format or, if not then available in such format, in the form in which such documentation then exists) of any patent applications included in the IDSI Patent Rights.

1.21 “Improvements”. Improvements means, with respect to Bioscan, the Bioscan Improvements, and, with respect to IDSI, the IDSI Improvements.

1.22 “Intellectual Property Rights”. Intellectual Property Rights means Patent Rights, copyrights, trade secrets and other forms of proprietary or industrial rights pertaining to inventions, know-how, works of authorship and other forms of intellectual property, but excluding trademarks.

1.23 “LILA Inventory and Drawings”. LILA Inventory and Drawings means all of the following as in existence on the Technology Transfer Date: (a) all prototypes or other forms of the LILA system; (b) a complete set of the mechanical, electrical, assembly and other drawings developed by IDSI for the assembly and manufacture of the LILA system; (c) all jigs and other assembly materials developed by IDSI for use in the manufacture of the LILA prototype; (d) all related hardware and related documentation that may help Bioscan with the further development of the Product; and (e) all copyrights or any other Intellectual Property Rights (other than any rights under the IDSI Patent Rights) in the foregoing.

1.24 “Market Release Date”. Market Release Date means the first date on which a production Product is sold and delivered to a Third Party by Bioscan, its Affiliate or sublicensee in any country in the Territory.

1.25 “Net Sales”. Net Sales means, with respect to the Products during the applicable royalty period, the gross amounts received by Bioscan and its Affiliates in respect of sales of such Products to Third Parties less the following deductions:

(a) Trade, cash and/or quantity discounts actually allowed and taken with respect to such sales;

(b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid with respect to the production, sale, delivery or use of such Products (excluding national, state or local taxes based on income);

(c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and

(d) Freight, insurance and other transportation charges incurred in shipping such Products to Third Parties.

Such amounts shall be determined from the books and records of Bioscan and its Affiliates, maintained in accordance with GAAP.

In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty period, by the greater of (A) fifty percent (50%) or (B) the fraction, A/A+B, where A is Bioscan’s list price for the Product during the applicable royalty period, and B is Bioscan’s list price for the Independent Component(s) (as defined below) included in the Combination Product during the applicable royalty period; provided, however, that, if the Product and all such Independent Component(s) are not sold separately by Bioscan during the applicable royalty period, such that there is no Bioscan list price for the Product and each such Independent Component(s) during the applicable royalty period, then, for the purposes of determining royalty payments, A/A+B shall equal fifty percent (50%) such that fifty percent (50%) of the Net Sales of the Combination Product shall be the basis for determining royalty payments.

As used above, the term “Combination Product” means any product in which a Product is sold in a single housing in combination with other component(s) which would not be Product(s) if such component(s) were sold separately (the “Independent Component(s)”) and either (i) the Independent Component(s) is(are) sold separately by Bioscan during the applicable royalty period or (b) the product is of a type described on Exhibit B.

1.26 “Party”. Party means Bioscan or IDSI; “Parties” means Bioscan and IDSI.

1.27 “Patent Rights”. Patent Rights means existing and future United States and foreign patents and patent applications, and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions.

1.28 “Person”. Person means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.29 “Prior CDA”. Prior CDA means the Non-Disclosure Agreement between the Parties dated on or about October 26, 2005,

1.30 “Product”. Product means any optical imaging product Covered by a Valid Claim of IDSI Patent Rights.

1.31 “Territory”. Territory means all countries of the world.

1.32 “Third Party”. Third Party means any Person other than a Party or any of its Affiliates.

1.33 “Valid Claim”. Valid Claim means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, withdrawn or abandoned nor been pending for more than seven (7) years.

1.34 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
AAA	12.1(a)
Agreement	Preamble
Bioscan	Preamble
Bioscan Improvements	3.1
Bioscan Indemnified Parties	8.2
Breaching Party	10.2(c)
Combination Product	1.25
Competitive Infringement	5.3 (a)(i)
Disclosing Party	1.7
Effective Date	Preamble
IDSI	Preamble
IDSI Improvements	3.2
IDSI Indemnified Parties	8.1
IDSI LILA Documentation	1.20
Independent Component(s)	1.25
Invalidity Claim	5.5
Joint IP	5.1(b)
LILA	Preamble
Receiving Party	1.7
Reconstruction Software	1.18
Royalty Termination Date	4.5(c)
Technology Transfer Date	2.1
Technology Transfer Fee	2.1
Term	10.1
Transfer	13.3(b)
Transferee	13.3(b)

Article II
Grant of License and Technology Transfer to Bioscan

2.1 License Grant. Subject to the terms and conditions of this Agreement, IDSI hereby grants to Bioscan an exclusive (even as to IDSI), sublicenseable, royalty-bearing (in accordance with Section 4.5) license, under the IDSI Intellectual Property and IDSI’s right in any Joint IP, to (a) make, use, sell, offer for sale, import, and otherwise Develop and Commercialize Products in the Territory, which Products may be marketed solely for use in the Field, (b)copy and make derivative works of the IDSI LILA Software and the IDSI LILA Documentation, and (c) distribute, execute, perform and display the IDSI LILA Software and the IDSI LILA Documentation in or with the Products. Bioscan agrees not to exercise the rights under this license unless and until Bioscan purchases the LILA Inventory and Drawings pursuant to Section 4.3 and pays to IDSI a one-time technology transfer fee of US$250,000 (which shall be paid in accordance with and subject to Section 2.3(d)) (such US$250,000 fee, the “Technology Transfer Fee”; the date on which the last of such payments is made to IDSI, the “Technology Transfer
Date”).

2.2 Restriction on Purchasers. During the Term, Bioscan shall:

(a) not sell the Product to a purchaser if Bioscan knows that such purchaser intends to use such Product to perform human imaging; and

(b) include in the standard quotations it provides to purchasers of the Products the following language, or language which is substantially equivalent:

Restriction on Use. As a condition of sale of this product, purchaser agrees not to use the product or the intellectual property embodied in the product to perform human imaging or to manufacture a device to perform human imaging. Failure to comply with this restriction may constitute an infringement of patent rights and other intellectual property rights of seller or third parties and a breach of the terms of the sale of this product and could subject purchaser to damages and/or an injunction.

2.3 Technology Transfer.

(a) Within fourteen (14) days after the Technology Transfer Date, IDSI shall provide the IDSI Transferred Technology to Bioscan.

(b) During the Due Diligence Period, Bioscan may conduct due diligence (including legal and technical diligence) with respect to the IDSI Intellectual Property, the IDSI Transferred Technology and the LILA Inventory and Drawings, using Bioscan employees and outside consultants, and IDSI shall cooperate with such due diligence process by (i) promptly providing to Bioscan and its attorneys a complete copy of each agreement pursuant to which IDSI licenses the right to use the IDSI Intellectual Property, and (ii) allowing Bioscan to make two (2) one day visits to IDSI’s facilities and by designating a knowledgeable IDSI employee to answer Bioscan’s questions by telephone for one hour every two (2) weeks. IDSI shall have no obligation to provide further assistance during the Due Diligence Period and shall provide any such assistance in its sole discretion.

(c) During the six (6) month period following the Due Diligence Period, IDSI shall cooperate with Bioscan’s Development of the Products by designating a knowledgeable IDSI employee to answer Bioscan’s questions by telephone for one hour every month. IDSI shall have no obligation to provide such assistance after such six month period and shall provide any further assistance in its sole discretion.

(d) Bioscan shall pay the Technology Transfer Fee in accordance with the following schedule:

(i) An initial installment of US$50,000 on or before the end of the Due Diligence Period, i.e., August 31, 2006;

(ii) An additional installment of US$100,000 on or before September 30, 2006; and

(iii) The final installment of US$100,000 on or before October 16, 2006.

For the sake of clarity, if Bioscan pays the initial installment in accordance with Section 2.3(d)(i), the additional installments shall be due and payable in accordance with Sections 2.3(d)(ii) and 2.3(d)(ui). If Bioscan does not pay the initial installment in accordance with Section 2.3(d)(i), Bioscan shall have no obligation to pay the Technology Transfer Fee or to purchase the LILA Inventory and Drawings and shall not be in breach with respect thereto, and this Agreement shall automatically terminate in accordance with Section l0.1(a). If Bioscan pays the initial installment of the Technology Transfer Fee but fails to pay a subsequent installment, then IDSI may terminate this Agreement in accordance with Section 10.2(c).

2.4 Conversion to Non-Exclusive License. If the Market Release Date does not occur on or before the date which is twenty-four (24) months after the Technology Transfer Date, then IDSI may convert the exclusive license granted to Bioscan in Section 2.1 into a non-exclusive license by providing written notice thereof to Bioscan at any time before the Market Release Date. By way of example, if the Technology Transfer Date is September 6, 2006, then, if the Market Release Date does not occur on or before September 6, 2008, IDSI may convert the exclusive license granted to Bioscan in Section 2.1 into a non-exclusive license by providing written notice thereof to Bioscan at any time before the Market Release Date.

Article III
Grant Back License to IDSI

3.1 Grant Back License. In the event that, on or before the Market Release Date, Bioscan makes any modifications or enhancements to the Reconstruction Software (the “Bioscan Improvements”). and if IDSI requests a license with respect to the Biosean Improvements, then (a) Bioscan shall grant to IDSI, subject to the terms and conditions of this Agreement, a non-

exclusive, non-sublicenseable, non-transferable, royalty-free license to copy and make derivative works of the Bioscan Improvements solely for incorporation in the software used in and sold with IDSI’s clinical Computed Tomography Laser Mammography system, and to distribute, execute, perform and display the Bioscan Improvements solely as incorporated into the software used in and sold with IDSI’s clinical Computed Tomography Laser Mammography system; and Bioscan shall provide a copy of the software for the Bioscan Improvements only as a dynamic link library (a DLL). The license granted to IDSI under this Section 3.1 shall terminate immediately upon the expiration or termination of the license granted to Bioscan under Section 2.1.

3.2 Additional Disclosure, If Bioscan makes any Bioscan Improvements after the Market Release Date or IDSI makes any modifications or enhancements to the Reconstruction Software at any time after the Technology Transfer Date (the “IDSI Improvements”), and if IDSI or Bioscan, respectively, requests access to such other Party’s Improvements (which request may be made no more than once per year), then such other Party shall deliver a copy of the software for such Improvements only as a dynamic link library (a DLL) and such software shall automatically be included in the license granted to the requesting Party under Section 3.1 or 2.1, respectively.

Article IV
Financial Provisions

4.1 Initial License Fee. On the Effective Date, Bioscan shall pay to IDSI US$1 in partial consideration for the licenses granted to Bioscan pursuant to Article II.

4.2 Technology Transfer. Unless and until Bioscan pays the Technology Transfer Fee and purchases the LILA Inventory and Drawings, IDSI shall have no obligation to provide the IDSI Transferred Technology to Bioscan.

4.3 Inventory and Drawing Purchase.

(a) On the Technology Transfer Date, Bioscan shall purchase from IDSI, and IDSI shall sell to Bioscan, all right, title and interest in and to the LILA Inventory and Drawings for the lesser of (a) its then-current book value, as recorded on IDSI’s books in accordance with GAAP and based on a physical inventory, or (b) US$69,000.

(b) Within fourteen (14) days after the Technology Transfer Date, IDSI shall put Bioscan in possession and control of the LILA Inventory and Drawings.

(c) Notwithstanding any provisions of law imposing the burden of such taxes on IDSI, Bioscan shall be responsible for and shall pay all sales, use and transfer taxes, and all governmental charges, if any, upon the sale or transfer of the LILA Inventory and Drawings.

(d) Each Party hereby waives compliance with the provisions of any bulk transfers statute applicable to the LILA Inventory and Drawings.

4.4 Sales Milestone. Bioscan shall pay to IDSI a one-time payment of US$1,000,000 within thirty (30) days after the sale by Bioscan or its Affiliates, on or after the Market Release Date, of the seven hundred fiftieth (750th) unit of the Product(s).

4.5 Royalties.

(a) Royalties During First Two Commercial Years. With respect to each of the first two (2) Commercial Years, Bioscan shall pay to IDSI, within thirty (30) days after the end of such Commercial Year, (i) US$250,000 if ten (10) or more Products are sold by Bioscan, its Affiliates or sublicensees during such Commercial Year, or (ii) if fewer than ten (10) Products are sold by Bioscan, its Affiliates or sublicensees during such Commercial Year, the lesser of (A) US$250,000 or (B) a royalty of six percent (6%) of Net Sales during such Commercial Year, if, during such Commercial Year, the Gross Margin is less than sixty-five percent (65%), or (ii) a royalty of eight percent (8%) of Net Sales during such Commercial Year, if, during such Commercial Year, the Gross Margin is greater than or equal to sixty-five percent (65%).

(b) Royalties After First Two Commercial Years. Within thirty (30) days after the end of each calendar quarter during the Third Commercial Year and each subsequent Commercial Year, Bioscan shall pay to IDSI (i) a royalty of six percent (6%) of Net Sales during such calendar quarter, if, during such calendar quarter, the Gross Margin is less than sixty-five percent (65%), or (ii) a royalty of eight percent (8%) of Net Sales during such calendar quarter, if, during such calendar quarter, the Gross Margin is greater than or equal to sixty-five percent (65%).

(c)	Length of Payments.

(i) The amounts payable under Sections 4.5(a) and (b) shall continue with respect to a Product, on a country-by-country basis, until the expiration of all Valid Claims of IDSI Patent Rights that Cover the sale of such Product in such country; provided, however, that, no further royalties shall be due under Section 4.5(b) once Bioscan has paid to IDSI royalties of US$3,000,000 thereunder (such expiration date or the date on which such payment is made, the “Royalty Termination Date”).

(ii) Upon the Royalty Termination Date, the license under Section 2.1 shall become perpetual, irrevocable, fully-paid up and royalty-free; provided, however, that Bioscan’s obligation under Section 4.4 shall remain in effect unless already paid in full.

(d) Offsets, If Bioscan is permitted, pursuant to Section 5.2(a)(ii), to offset any amounts from any payments due to IDSI pursuant to this Section 4.5, but cannot offset the entire amount against payments due to IDSI during any royalty period, Bioscan may offset the remainder against future payments due to IDSI hereunder.

(e)	Reports and Accounting.

(i) Reports; Payments. Bioscan shall deliver to IDSI, within forty-five (45) days after the end of each royalty period in Sections 4.5(a) and (b), reasonably detailed written accountings of Net Sales that are subject to payment obligations to IDSI under this Section 4.4 for such royalty period. Such reports shall indicate (A) Net Sales, (B) the calculation of payment amounts owed to IDSI pursuant to this Section 4.5 from such Net Sales, and (C) the Gross Margin with respect to such royalty period. When Bioscan delivers such accountings to IDSI, Bioscan shall also deliver all payments due under this Section 4.5 to IDSI for such royalty period.

(ii) Audits by IDSI. Bioscan shall keep, and shall require its Affiliates to keep, complete and accurate records of the latest three (3) years relating to Net Sales and Gross Margins. For the sole purpose of verifying payments payable to IDSI pursuant to this Section 4.5, IDSI shall have the right, no more than once each calendar year, at IDSI’s expense to retain an independent certified public accountant selected by IDSI and reasonably acceptable to Bioscan, to review such records in the location(s) where such records are maintained by Bioscan or its Affiliates upon reasonable notice and during regular business hours and under obligations of confidence to Bioscan. Results of such review shall be made available to both IDSI and Bioscan. If the review reflects an underpayment to IDSI, such underpayment shall be promptly remitted to IDSI. If the underpayment is equal to or greater than five percent (5%) of the royalties that were otherwise due under this Section 4.5, Bioscan shall pay all of the costs of such review.

4.6 Currency and Method of_Payments. All payments under this Agreement shall be made in United States dollars by transfer to such bank account as IDSI may designate from time to time. Any royalties due hereunder with respect to amounts in currencies other than United States dollars shall be payable in their United States dollar equivalents, calculated using the applicable conversion rates for buying United States dollars as published by The Wall Street Journal for the last Business Day of the royalty period for which such royalties are payable.

4.7 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

Article V
Intellectual Property Protection and Related Matters

5.1 Ownership.

(a) As between the Parties, IDSI shall own the IDSI Intellectual Property; provided, however, that Bioscan shall own any modifications, enhancements, improvements or derivative works of the IDSI LILA Software or IDSI LILA Documentation made by or for Bioscan, its Affiliates or sublicensees.

(b) If any inventions are conceived and reduced to practice or otherwise developed jointly by IDSI or its Affiliates, on the one hand, and Bioscan or its Affiliates, on the other hand, then such inventions and all Intellectual Property Rights therein (collectively, the “Joint IP”) shall be owned jointly by IDSI and Bioscan on the basis of an undivided one-half interest. Notwithstanding anything to the contrary herein, each Party shall have the right to exploit such Joint IP, or sell, license or otherwise transfer such Joint IP to its Affiliates or any Third Party, without the consent of the other Party so long as such exploitation, sale, license or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

(c) Inventorship shall be determined in accordance with U.S. patent laws.

5.2 Prosecution and Maintenance of Patent Rights.

(a) IDSI Patent Rights.

(i) IDSI shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the 11)5! Patent Rights, all at 1051’s expense.

(ii) If IDSI declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give Bioscan reasonable notice to this effect, sufficiently in advance to permit Bioscan to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter Bioscan may, upon written notice to IDSI, file and prosecute such patent applications and maintain such patents in the name of IDSI, at Bioscan’s expense, provided that Bioscan shall be entitled to reimbursement for such expenses from IDSI to the extent that such expenses are reasonably necessary in light of the purpose of this Agreement and the transactions contemplated hereby. IDSI shall reimburse Bioscan for such amounts within thirty (30) days after receipt of an invoice therefor. Notwithstanding the foregoing, Bioscan shall not be entitled to deduct any claimed reimbursement from any payments due to IDSI pursuant to Section 4.5.

(b) Joint Patent Rights.

(i) Bioscan shall have the first right and option to file and prosecute any patent applications and to maintain any patents included in the Joint IP in the name of both Parties. If Bioscan declines the option to file and prosecute any such patent applications or maintain any such patents, it shall give IDSI reasonable notice to this effect, sufficiently in advance to permit IDSI to undertake such filing, prosecution and/or maintenance without a loss of rights, and thereafter IDSI may, upon written notice to Bioscan, file and prosecute such patent applications and maintain such patents in the name of both Parties.

(ii) Bioscan shall pay all expenses under Section 5.2(b)(i) with respect to any Joint IP whose applicability is limited to small animal imaging and each Party shall bear fifty percent (50%) of all expenses under Section 5.2(b)(i) with respect to any other Joint IP; provided, however, that if a Party does not wish to bear such expenses, then it shall provide notice to the other Party to such effect and, effective as of the date of receipt of such notice, (A) such Joint IP shall be assigned to the other Party, and (B) such Joint IP shall be considered the other Party’s Intellectual Property Right and shall no longer be Joint IP.

(c) Cooperation, Each Party shall cooperate with the prosecuting Party with respect to the filing, prosecution, maintenance and extension of patents and patent applications pursuant to this Section 5.2, including:

(i) the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the prosecuting Party to file, prosecute, maintain or extend patents and patent applications as provided for in this Section 5.2;

(ii) making its employees, agents and consultants reasonably available to the prosecuting Party (or to the prosecuting Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to file, prosecute or maintain patents and patent applications as provided for in this Section 5.2;

(iii) providing the prosecuting Party with copies of all material correspondence with the United States Patent and Trademark Office or its foreign counterparts pertaining to the filing, prosecution or maintenance of patents and patent applications as provided for in this Section 5.2; and

(iv) cooperating, if necessary and appropriate, with the prosecuting
Party in gaining patent term extensions wherever applicable to such Patent Rights.

5.3 Third Party Infringement.

(a) IDSI Patent Right.

(i) Notifications of Third Party Infringement, Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the IDSI Intellectual Property arising from or relating to the making, using, offering for sale, sale, importation, Development or Commercialization of any Competitive Product in the Field, or the copying, modification distribution, execution, performance or display of any software therein (“Competitive Infringement”).

(ii) Infringement Action. Within ninety (90) days of becoming aware of any Competitive Infringement, IDSI shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce the IDSI Intellectual Property. If IDSI fails to institute such suit or take such action within such ninety (90) day period, then Bioscan shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

(iii)  Costs. Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 5.3(a), including without limitation the fees and expenses of such Party’s counsel.

(iv)  Recoveries. As any proceeding described in this Section 5.3(a) or any counterclaim or similar claim asserted in a proceeding described in Section 5.5 with respect to IDSI Intellectual Property in the Field begins, the Parties shall negotiate in good faith the allocation between the Parties of any recovery obtained by any Party as a result of such proceeding or counterclaim, by settlement or otherwise, with the goal of ensuring that each Party is compensated in proportion to its loss with respect to such proceeding or counterclaim; provided, however, that in any event such recovery shall first be applied to reimburse each Party for all litigation costs in connection with such proceeding paid by such Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery is less than all such litigation costs). If the Parties are not able to agree on such an allocation prior to the receipt by either Party of such recovery, the Parties shall request the judge presiding over such proceeding or counterclaim to allocate such recovery to ensure that each

Party is compensated in proportion to its loss with respect to such proceeding or counterclaim and, if such judge cannot or will not do so, the provisions of Article XII shall be applied to allocate such recovery to ensure that each Party is compensated in proportion to its loss with respect to such proceeding or counterclaim.

(b) Joint IP.

(i) Notifications of Third Party Infringement, Each Party shall notify the other Party when it becomes aware of the reasonable probability of infringement of the Joint IP by a Third Party.

(ii) Infringement Action. Within ninety (90) days of becoming aware of infringement of the Joint IP, Bioscan shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to enforce the Joint IP. If Bioscan fails to institute such suit or take such action within such ninety (90) day period, then IDSI shall have the right at its sole discretion to institute such suit or take other appropriate action in the name of either or both Parties.

(iii) Costs. Each Party shall assume and pay fifty percent (50%) of all out-of-pocket costs (including attorneys fees) incurred by either Party in connection with any litigation or proceedings described in this Section 5.3(b). Within thirty (30) days after the end of each calendar quarter, each Party shall provide to the other an accounting of such costs incurred by such Party during such quarter and the Party which has so incurred fewer costs than the other Party during such quarter shall pay to such other Party, within thirty (30) days after receipt of the other’s accounting, an amount such that each Party has borne fifty percent (50%) of such costs incurred by both Parties.

(iv)  Recoveries. Any recovery obtained by any Party as a result of any proceeding described in this Section 5.3(b) or from any counterclaim or similar claim asserted in a proceeding described in Section 5.5 with respect to Joint IP, by settlement or otherwise, shall be applied in the following order of priority:

(A) first, to reimburse each Party for all out-of-pockets costs incurred by such Party in connection with such proceeding and not otherwise recovered (which, to the extent the recovery is less than all such unrecovered litigation costs, shall be apportioned so that each Party shall have borne fifty percent (50%) of such costs incurred by both Parties from such proceeding); and

(B) second, the remainder of the recovery shall be paid fifty percent (50%) to each Party.

(c) Cooperation; Settlements. In the event that either Bioscan or IDSI takes action pursuant to Sections 5.3(a) or (b), the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Neither Party shall settle or compromise any claim or proceeding relating to IDSI Intellectual Property or

Joint IP without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld.

5.4 Claimed Infringement; Third Party Actions. In the event that a Party becomes aware of any claim that the Development or Commercialization of the Products in the Field infringes the Intellectual Property Rights of any Third Party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any alleged infringement or misappropriation of Third Party Intellectual Property Rights arising out of or in connection with the Development or Commercialization of any Product in the Field. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof. IDSI shall not settle any such claim without Bioscan’s prior written consent.
5.5 Patent Invalidity Claim, If a Third Party at any time asserts a claim that any IDSI Intellectual Property in the Field or Joint IP is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Bioscan or IDSI pursuant to Section 5.3 or in an action brought against Bioscan or IDSI described in Section 5.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld.

5.6 Patent Marking. Bioscan agrees to comply with the patent marking statutes in each country in which Products are sold by Bioscan and/or its Affiliates.

Article VI
Confidentiality

6.1 Confidential Information. The Receiving Party shall (a) not use any of the Disclosing Party’s Confidential Information except in connection with the activities contemplated by this Agreement, (b) maintain in confidence the Disclosing Party’s Confidential Information (except to the extent reasonably necessary for regulatory approval of Products, for the filing, prosecution and maintenance of Patent Rights or to Develop and Commercialize Products in accordance with this Agreement), and (c) not otherwise disclose the Disclosing Party’s Confidential Information to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 6.3), without the prior written consent of the Disclosing Party. If the Disclosing Party’s Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process, the Receiving Party may do so, provided that (y) to the extent permitted by law, the Receiving Party provides written notice of such disclosure request to the Disclosing Party within two Business Days following receipt of the request and (z) the Receiving Party discloses Confidential Information of the Disclosing Party only to the extent reasonably necessary and no sooner than reasonably required for such legal compliance or litigation purpose.

6.2 Reconstruction Software and Improvements, The Reconstruction Software and the IDSI improvements shall be IDSI’s Confidential Information, subject to Sections 1.7(a)

through (d). The Bioscan Improvements shall be Bioscan’s Confidential Information, subject to Sections 1.7(a) through (d).

6.3 Employee, Consultant and Advisor Obligations, The Receiving Party agrees that it and its Affiliates shall provide the Disclosing Party’s Confidential Information only to those employees, consultants and advisors of the Receiving Party, its Affiliates or sublicensees permitted hereunder who have a need to know such Confidential Information to assist the Receiving Party in fulfilling its obligations or exercising its rights under this Agreement; provided that the Receiving Party shall remain responsible for any failure by its, its Affiliates’ and sublicensees’ respective employees, consultants and advisors to treat such Confidential Information as required under Section 6.1.

6.4 Term. All obligations of confidentiality imposed under this Article VI shall expire five (5) years following termination or expiration of this Agreement.

6.5 Equitable Relief. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that (a) a Party breaches the provisions of this Article VI, (b) Bioscan uses the Reconstruction Software, as received from IDSI pursuant to Section 2.3(a), outside the Field or otherwise breaches Section 2.1 with respect to IDSI’s Reconstruction Software, or (c) IDSI uses Bioscan’s reconstruction software, as received from Bioscan pursuant to Section 3, in the Field or otherwise breaches Section 3.1 with respect to Bioscan’s reconstruction software. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent such breaches and to enforce specifically such provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Article VII
Representations and Warranties

7.1 Representations of Authority. Bioscan and IDSI each represents and warrants to the other that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

7.2 Consents. Bioscan and IDSI each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been obtained; provided that no representation or warranty is given with respect to governmental approvals necessary for the manufacture, use, sale, offer for sale or importation of the Products.

7.3 No Conflict. Bioscan and IDSI each represents and warrants that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as shall have been obtained prior to the Effective Date.

7.4 Fees Payable. Bioscan and IDSI each represents and warrants that there are no broker’s commissions, finder’s fees or other amounts payable with regard to this transaction, other than the fee (if any) due to ICA^2 (IC Squared) LLC, which shall be paid in full by IDSI.

7.5 Intellectual Property. IDSI represents and warrants to Bioscan that (a) IDSI owns the entire right, title and interest in and to, or owns the exclusive right to use, the IDSI Intellectual Property, free and clear of all claims, liabilities, licenses, liens, pledges, charges and encumbrances of any kind; (b) IDSI has the right to grant to Bioscan the rights and licenses under the ]DSI Intellectual Property granted in this Agreement; (c) none of the IDSI Patent Rights was fraudulently procured from the relevant governmental patent granting authority; (d) as of the Effective Date, there is no claim or demand of any Person, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the IDSI Patent Rights or challenges IDSI’s ownership of the IDSI Intellectual Property or makes any adverse claim with respect thereto, and, to the knowledge of IDSI, there is no basis for any such claim, demand or proceeding; (e) as of the Effective Date, there is no claim or demand of any Person, or any proceeding which is pending or threatened, that asserts that the manufacture, use, sale, offer for sale, importation or other Development or Commercialization of the Product would or could infringe the Intellectual Property Rights of any Third Party, and, to the knowledge of IDSI, there is no basis for any such claim, demand or proceeding; and (f) to the knowledge of IDSI, as of the Effective Date, the IDSI Intellectual Property is not being infringed by any Third Party.

7.6 Transferred Technology. IDSI represents and warrants to Bioscan, as of the Technology Transfer Date and at all times thereafter until Bioscan is put in possession and control of the LILA Inventory and Drawings, that IDSI is the sole, true and lawful owner of the LILA Inventory and Drawings, and has the right to sell and transfer to Bioscan good, clear record and marketable title to the LILA Inventory and Drawings, free and clear of all claims, liabilities, licenses, liens, pledges, charges and encumbrances of any kind.

7.7 No Warranties, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR ANY IMPLIED WARRANTIES AS TO THE VALIDITY OR ENFORCEABILITY OF ANY IDSI PATENT RIGHTS.

Article VIII
Indemnification

8.1 Bioscan. Bioscan agrees to defend, indemnify and hold harmless IDSI, its Affiliates and its and their respective directors, officers, employees and agents (the “IDSI Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising out of (a) any breach by Bioscan of any of its representations or warranties pursuant to Article VII of this Agreement, (b) death or personal bodily injury from the Development or Commercialization of Products by Bioscan, its Affiliates

or sublicensees, (c) the infringement of the IDSI Intellectual Property through the Development or Commercialization of Products marketed by Bioscan or its Affiliates for use outside the Field in breach of Section 2.1, or (d) the infringement of the IDSI Intellectual Property through the use of a Product outside the Field by a Third Party who purchases such Product from Bioscan or its Affiliates, with respect to which purchaser Bioscan breached its obligations under Section 2.2(a) or (b). In the event of any Third Party claim against the IDSI Indemnified Parties in respect of which indemnity may be sought hereunder, IDSI shall promptly notify Bioscan in writing of the claim and Bioscan shall manage and control, at its sole expense, the defense of the claim and its settlement. The IDSI Indemnified Parties shall cooperate with Bioscan and may, at their option and expense, be represented in any such action or proceeding. Bioscan shall not be liable for any litigation costs or expenses incurred by the IDSI Indemnified Parties without Bioscan’s prior written authorization. In addition, Bioscan shall not be responsible for the indemnification of any IDSI Indemnified Party to the extent arising from negligence or intentional misconduct by such Person, or as the result of any settlement or compromise by the IDSI Indenmified Parties without Bioscan’s prior written consent.

8.2 IDSI. IDSI agrees to defend, indemnify and hold harmless Bioscan, its Affiliates and sublicensees and its and their respective directors, officers, employees and agents (the “Bioscan Indemnified Parties”) from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim to the extent arising out of (a) any breach by IDSI of any of its representations or warranties pursuant to Article VII of this Agreement or (b) death or personal bodily injury from the use by IDSI, its Affiliates or licensees of the Bioscan Improvements. In the event of any Third Party claim against the Bioscan Indemnified Parties in respect of which indemnity may be sought hereunder, Bioscan shall promptly notify IDSI in writing of the claim and IDSI shall manage and control, at its sole expense, the defense of the claim and its settlement (subject to Section 5.4). The Bioscan Indemnified Parties shall cooperate with IDSI and may, at their option and expense, be represented in any such action or proceeding. IDSI shall not be liable for any litigation costs or expenses incurred by the Bioscan Indemnified Parties without IDSI’s prior written authorization. In addition, IDSI shall not be responsible for the indemnification of any Bioscan Indemnified Party to the extent arising from negligence or intentional misconduct by such Person, or as the result of any settlement or compromise by the Bioscan Indemnified Parties without IDSI’s prior written consent. Notwithstanding anything to the contrary herein, in the event that IDSI does not pay the cost of the defense of such claim and its settlement, then Bioscan may, in addition to its other rights and remedies, undertake the defense of such claim and may settle such claim without IDSI’s consent and offset the cost of such defense and settlement against any further payment obligations of Bioscan to IDSI hereunder.

Article IX
Limitation of Liability

9.1 No Consequential Damages. EXCEPT WITH RESPECT TO A BREACH OF ARTICLE VI, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THISAGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING

INTHIS SECTION 9.1 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

Article X
Term and Termination

10.1 Term. Unless terminated earlier pursuant to Section 10.2, this Agreement shall commence on the Effective Date and shall expire (a) on the expiration of the Due Diligence Period, in the event Bioscan fails to pay the initial installment of the Technology Transfer Fee in accordance with Section 2.3(d)(i), or (b) the earlier of (i) the expiration of the last to expire of all Valid Claims of IDSI Patent Rights or (ii) the date upon which Bioscan is no longer obligated to provide royalty payments to IDSI under Section 4.3, in the event Bioscan pays the initial installment of the Technology Transfer Fee in accordance with Section 2.3(d)(i) (such date, pursuant to Section 10.1(a) or (b), the “Term”).

10.2 Termination.

(a) Termination for Commercialization Failure, If the Market Release Date does not occur on or before the third (3rd) anniversary of the Effective Date, then IDSI may terminate this Agreement by providing written notice thereof to Bioscan at any time before the Market Release Date.

(b) Termination for Convenience. Bioscan may terminate this Agreement at any time after the Technology Transfer Date by providing written notice thereof to IDSI.

(c) Termination For Material Breach. Upon any material breach of this Agreement, including without limitation any payment default hereunder, by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing thirty (30) days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the thirty (30) day period unless the Breaching Party cures such breach during such period; provided, however, that IDSI may terminate the Agreement on 10 days’ written notice in the event of a payment default by Bioscan under Section 2.3(d)(ii) or (iii) or Section 4.3, provided that the breach is not cured within such 10-day period.

10.3 Effects of Termination,

(a) Upon any expiration or termination of this Agreement, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination, and the following provisions shall expressly survive any such expiration or termination: Sections 4..5(e)(ii), 5.1, 5.2(b),5.2(c), 5.3(b), 5.3(c), 5.5 (regarding Joint IP), 6, 7.7, 8, 9.1, 10.3, 11, 12 and 13.

(b) Upon any expiration of this Agreement pursuant to Section 10.1(b), Section 4.5(c)(ii) shall expressly survive such expiration.

(e) Upon any expiration of this Agreement pursuant to Section 10.1(b)(ii), the following provisions shall expressly survive such expiration until the expiration of the last to expire of all Valid Claims of IDSI Patent Rights: Sections 5.2(a), 5.3(a), 5.4, 5.5 (regarding IDSI Intellectual Property), 5.6 and 7.5.

(d) Upon any expiration or termination of this Agreement, each Receiving Party shall return to the Disclosing Party the Confidential Information of the Disclosing Party, including all copies and reproductions thereof and will not retain any copies, extracts, analyses, or other reproductions, in whole or in part, of such Confidential Information, except that (i) each Receiving Party may retain the Disclosing Party’s Confidential Information to the extent necessary to exercise its licenses which survive termination or expiration, and (ii) one copy may be retained by the legal counsel of the Receiving Party for purposes of complying with the Receiving Party’s obligations hereunder.

(e) Upon a termination of this Agreement in accordance with Section 10.2, the licenses granted by IDSI to Bioscan hereunder shall terminate as of the effective date of such termination; provided that upon termination by IDSI pursuant to Section 10.2(a) or (c) any sublicense under such licenses granted to any Third Party by Bioscan prior to the effective date of such termination (i) shall survive on the conditions that IDSI shall have the right to receive all payments and other consideration payable to Bioscan in accordance with the sublicense agreement and such sublicensee shall assume all of Bioscan’s obligations under Section 2 of this Agreement and (ii) thereafter may be terminated by IDSI upon thirty (30) days’ notice of a material breach of the terms thereof by such sublicensee that is not cured prior to the expiration of such thirty (30) day period, but, notwithstandling the foregoing clauses (i) and (ii), IDSI shall not assume, and shall not be responsible to any sublicensee for, any representations, warranties or obligations of Bioscan to any sublicensee.

(f) Termination shall be in addition to, and shall not prejudice, any of the Parties’ remedies at law or in equity.

Article XI
Effect of Bankruptcy

11.1 All rights and licenses now or hereafter granted under or pursuant to this Agreement, including under Sections 2.1 and 3.1, are rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code). For purposes of clarification and without limiting any of the rights granted hereunder, the debtor Party hereby acknowledges that the following shall constitute embodiments, as such term is used in 11 U.S.C. §365, of the intellectual property licensed under this Agreement: a right to access and to benefit from, and, in the case of any tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, each of the following to the extent related to any right or license granted under or pursuant to any Section of this Agreement: (a) software, (b) documentation, and (c) all other embodiments of such intellectual property in the debtor Party’s possession or control or in the possession and control of any Third Party but which the debtor Party has the right to access or benefit from and to make available to the non-debtor Party. The debtor Party agrees not to interfere with the non-debtor Party’s exercise under the Bankruptcy Code of rights and licenses to intellectual property licensed hereunder (or under any agreement supplemental hereto) and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable efforts (but not including any obligation of the debtor Party to incur expenses or make any payment in connection therewith) to assist the non-debtor Party to obtain such intellectual property and embodiments thereof in the possession or control of any such Third Parties (which the debtor Party has the right to access or benefit from and to make available to the non-debtor Party) as reasonably necessary or desirable for the non-debtor Party to exercise such rights and licenses in accordance with this Agreement (or under any agreement supplemental hereto). In the event the debtor Party files for protection under the Bankruptcy Code, unless and until such Party rejects this Agreement pursuant to 11 U.S.C. §365, on the written request of the non-debtor Party, the debtor Party shall perform this Agreement or provide to the non-debtor Party the intellectual property (including any embodiment of such intellectual property) licensed hereunder and under any agreement supplemental hereto held by the debtor Party. In the event the non-debtor Party elects to retain its rights under 11 U.S.C. §365(n)(l)(B), the debtor Party shall provide to the non-debtor Party such intellectual property (including any embodiment of such intellectual property) hereunder and under any agreement supplemental hereto held by the debtor Party.

11.2 All rights, powers and remedies of the non-debtor Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of the commencement of a Bankruptcy Code case by or against the debtor Party. The non-debtor Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, the Bankruptcy Code) in such event. The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law.

Article XII
Dispute Resolution

12.1 General. Any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved through binding arbitration as follows:

(a) Either Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such 30-day period, the arbitrator shall be selected by the Atlanta, Georgia, office of the American Arbitration Association (the “AAA”). The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of any Party.

(b) Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c) The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 12.1(b), to discuss each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA; provided, however, that the U.S. Federal Rules of Evidence shall apply with regard to the admissibility of evidence and the arbitration shall be conducted by a single arbitrator.

(d) The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearing described in Section 12.1(c). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e) The attorneys’ fees of the Parties in any arbitration, fees of the arbitrator and costs and expenses of the arbitration shall be bone by the Parties as determined by the arbitrator.

(f) Any arbitration pursuant to this Section 12.1 shall be conducted in the English language in Atlanta, Georgia.

(g) At any time, a party may seek or obtain preliminary, interim or conservatory measures from the arbitrator or from a court.

Article XIII
Miscellaneous Provisions

13.1 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined (including the validity and applicability of the arbitration provision set forth in Section 12.1, and the conduct of any arbitration, enforcement of any arbitral award and any other questions of arbitration law or procedure arising thereunder) according to the substantive laws of the State of Delaware, notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

13.2 Force Majeure. Neither Party shall be liable for failure or delay in performance of any obligation under this Agreement, other than payment of any amount due and payable, if such failure or delay is caused by circumstances beyond the reasonable control of the Party concerned, which may include failures resulting from fires, earthquakes, power surges or failures, accidents, labor stoppages, war, revolution, civil commotion, acts of public enemies, blockade, embargo, inability to secure materials or labor, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, acts of God, or acts or omissions of communications carriers, or other causes beyond the reasonable control of the Party affected, whether or not similar to the foregoing. Any such cause shall delay the performance of the affected obligation until such cause is removed. The affected Party shall use commercially reasonable efforts to remove the cause of such delay.

13.3 Assignment.

(a) Neither Party may assign this Agreement in whole or in part without the consent of the other, except (i) to an Affiliate of the assigning Party or (ii) to an acquirer of all or substantially all of the assets or equity of the assigning Party to which the subject matter of this Agreement pertains. Any assignment not in accordance with the foregoing shall be void.

(b) The licenses granted to Bioscan under this Agreement are appurtenant to and run with the IDSI Intellectual Property and shall bind any Transferee (as defined below). IDSI shall (i) ensure that any Person acquiring any right, title or interest in or to the IDSI Intellectual Property, or any Intellectual Property Rights underlying the licenses granted herein, including any purchaser, assignee or transferee of such intellectual property rights or any Person obtaining a security interest therein, (collectively, “Transferees”) shall be bound by the licenses and other rights granted to Bioscan under this Agreement, and (ii) require that Transferees confirm in writing prior to any such sale, assignment, transfer or acquisition of any right, title or interest in or to such intellectual property rights (“Transfer”) that the licenses and other rights granted to Bioscan under this Agreement shall not be affected in any manner by such Transfer.

13.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Prior CDA. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

13.5 Notices.

Notices to IDSI shall be addressed to:

Imaging Diagnostic Systems, Inc.
6531 NW 18th Court
Plantation, FL 33313
Attention: Chief Executive Officer
Facsimile No.: (954) 581-0555

Notices to Bioscan shall be addressed to:

Bioscan, Inc.
4590 MacArthur Blvd., NW
Washington, DC 20007
Attention: Chief Executive Officer
Facsimile No.: (202) 333-8514

Any Party may change its address by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

13.6 Public Announcements. Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement; provided that (a) either Party may make any public announcements that are required, as reasonably determined by the announcing Party, by applicable law, by applicable stock exchange or Nasdaq regulation or by order or other ruling of a court, and (b) Bioscan may announce and advertise the Development and Commercialization of the Products.

13.7 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either IDSI or Bioscan to act as agent for the other.

13.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

13.9 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

13.10 No Implied Waivers; Rights Cumulative. No failure on the part of IDSI or Bioscan to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

13.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, IDSI and Bioscan hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

13.12 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

13.13 No Third Party Beneficiaries. No person or entity other than IDSI, Bioscan and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.14 Construction of this Agreement. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” and “includes” mean “including without limitation” and “includes without limitation”, respectively. References to either Party include the successors and permitted assigns of such Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above

BIOSCAN, INC

By: /s/ Theodore Kleinman
Theodore Kleinman
President and Chief Executive Officer

IMAGING DIAGNOSTIC SYSTEMS, INC.

By: /s/ Tim Hansen
Tim Hansen
Chief Executive Officer

Exhibit A

IDSI Patent Rights

        June 16, 2006

Imaging Diagnostic Systems, US Patents & Applications Relevant to LILA
Description	Case	Filing Date	Patent
Diagnostic Tomographic Laser Imaging Apparatus, Electronics & Imaging	6356	6/7/95	5,692,511
Laser Imaging Apparatus Using Biomedical Markers that Bind to Cancer Cells	6647	1/16/98	5,952,664
Device for Determining the Contour of the Surface of an Object Being Scanned	6558	11/6/97	6,044,288
Detector Array for Use in a Laser Imaging Apparatus	6573	11/4/97	6,100,520
Method for Reconstructing the Image of an Object Scanned with a Laser Imaging Apparatus	6574	11/28/97	6,130,958
Detector Array using Variable Amplifiers for use in a Laser Imaging Apparatus	6572	11/26/97	6,150,649
Detector Array using Variable Amplifiers for use in a Laser Imaging Apparatus	6572	11/15/00	6,331,700
Medical optical imaging scanner using multiple wavelength simultaneous data acquisition for breast imaging	6997	5/20/00	6,571,116
Method for Improving the Accuracy of Data Obtained in a Laser Imaging Apparatus	7205	3/14/02	6,681,130
Optical Computed Tomography Scanner for Small Laboratory Animals	7325	11/21/03	Pending
Optical Computed Tomography Scanner for Small Laboratory Animals (Two Laser)	7325-1	5/25/04	Divisional
Laser Imaging Apparatus with Variable Scanning Parameters	7471	10/04/05	Provisional

9 US patents issued, 3 US patents pending that are pertinent to LILA

Exhibit B

Specified Independent Components

•	Any product where the Independent Component(s) is (are) an X-ray, CT, MRI, nuclear medicine, PET, ultrasound or optical imaging component(s), or any other component mutually agreed upon by the Parties

Confidential

AMENDMENT

This AMENDMENT (the “Amendment”) is entered into as of August 30, 2006 (the “Amendment Effective Date”), by and between Bioscan, Inc., a District of Columbia corporation (“Bioscan”), and Imaging Diagnostic Systems, Inc., a Florida corporation (“IDSI”; Bioscan and IDSI collectively, the “Parties”).

WHEREAS, the Parties are parties to that License Agreement, dated as of the 16th day of June, 2006 (the “Agreement”);

WHEREAS, Bioscan is willing to commit to pay the Technology Transfer Fee (as defined in the Agreement), and the Parties are willing to amend the installment payment schedule with respect thereto;

WHEREAS, in accordance with Section 13.4 of the Agreement, the Parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the Parties hereby agree as follows:

Article 1. Definitions. Capitalized terms used, but not defined, herein shall have the meaning ascribed to them in the Agreement.

Article 2. Payment Plan. Section 2.3(d) of the Agreement is hereby amended to read in its entirety as follows:

“(d) Bioscan shall pay the Technology Transfer Fee in accordance with the following schedule:

(i) An initial installment of US$50,000 on or before October 15, 2006;

(ii) An additional installment of US$100,000 on or before November 15, 2006; and

(iii) The final installment of US$100,000 on or before December 15, 2006.

If Bioscan fails to pay any installment of the Technology Transfer Fee, then IDSI may terminate this Agreement in accordance with Section 10.2(c).

IDSI may invoice Bioscan for the installments due hereunder at any time prior to the date such installment is due, but Bioscan shall have no obligation to pay any such installment except as provided in this Section 2.3(d). Any language on such

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invoice inconsistent with or in addition to the terms of this Agreement shall be void.”

Article 3.  Term. Section 10.1 of the Agreement is hereby amended to read in its entirety as follows:

“10.1 Term. Unless terminated earlier pursuant to Section 10.2, this Agreement shall commence on the Effective Date and shall expire on the earlier of (i) the expiration of the last to expire of all Valid Claims of IDSI Patent Rights or (ii) the date upon which Bioscan is no longer obligated to provide royalty payments to IDSI under Section 4.5 (the “Term”).”

Article 4.  Payment Breach Termination. Section 10.2(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c) Termination For Material Breach. Upon any material breach of this Agreement, including without limitation any payment default hereunder, by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing thirty (30) days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the thirty (30) day period unless the Breaching Party cures such breach during such period; provided, however, that IDSI may terminate the Agreement on 10 days’ written notice in the event of a payment default by Bioscan under Section 2.3(d)(i), (ii) or (iii) or Section 4.3, provided that the breach is not cured within such 10-day period.”

Article 5.  Effect on Agreement. Except as amended by this Amendment, the Agreement shall remain in full force and effect. After the date of this Amendment, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BIOSCAN, INC

By: /s/  Theodore Kleinman
Theodore Kleinman
President and Chief Executive Officer

IMAGING DIAGNOSTIC SYSTEMS. INC.

By: /s/ Tim Hansen
Tim Hansen
Chief Executive Officer

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